Exhibit 99.1
FOR IMMEDIATE RELEASE
May 7, 2013
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER EARNINGS FOR FISCAL 2013
BURBANK, Calif. – The Walt Disney Company today reported earnings for its second fiscal quarter and six months ended March 30, 2013. Diluted earnings per share (EPS) for the second quarter increased 32% to $0.83 from $0.63 in the prior-year quarter. Excluding certain items affecting comparability, EPS for the quarter increased 36% to $0.79 compared to $0.58 in the prior-year quarter. Diluted EPS for the six-months ended March 30, 2013 was $1.60 compared to $1.43 in the prior-year period.

“With adjusted earnings per share up 36% over last year, we're obviously pleased with our second quarter,” said Robert A. Iger, Chairman and CEO, The Walt Disney Company.  “Our results reflect our successful strategy, the strength of our brands and the value of our high-quality creative content, all of which continue to drive long-term growth and shareholder value.”

The following table summarizes the second quarter and six-month results for fiscal 2013 and 2012 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	March 30, 2013	March 31, 2012	Change	March 30, 2013	March 31, 2012	Change
Revenues	$10,554	$9,629	10%	$21,895	$20,408	7%
Segment operating income (1)	$2,509	$1,945	29%	$4,889	$4,389	11%
Net income (2)	$1,513	$1,143	32%	$2,895	$2,607	11%
Diluted EPS (2)	$0.83	$0.63	32%	$1.60	$1.43	12%
Cash provided by operations	$2,160	$1,812	19%	$3,304	$3,546	(7)%
Free cash flow (1)	$1,586	$335	>100%	$2,185	$1,435	52%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

EPS for the current quarter includes $102 million of tax benefits related to pre-tax earnings in prior years, a $10 million gain on the sale of a business and $61 million of restructuring charges. Collectively, these items had a net positive impact on EPS of $0.04 in the current quarter. EPS in the prior-year quarter included a $184 million non-cash gain recorded in connection with the acquisition of a controlling interest in UTV Software Communications Limited (UTV Gain) and $38 million of restructuring charges. Collectively, these items had a net positive impact on EPS of $0.05 in the prior-year quarter. The current-year gain on the sale of a business and the UTV Gain are recorded in "Other income/(expense), net" in the Consolidated Statements of Income.

SEGMENT RESULTS
The following table summarizes the second quarter and six-month segment operating results for fiscal 2013 and 2012 (in millions):

	Quarter Ended			Six Months Ended
	March 30, 2013	March 31, 2012	Change	March 30, 2013	March 31, 2012	Change
Revenues:
Media Networks	$4,957	$4,692	6%	$10,058	$9,471	6%
Parks and Resorts	3,302	2,899	14%	6,693	6,054	11%
Studio Entertainment	1,338	1,180	13%	2,883	2,798	3%
Consumer Products	763	679	12%	1,776	1,627	9%
Interactive	194	179	8%	485	458	6%
	$10,554	$9,629	10%	$21,895	$20,408	7%
Segment operating income (loss):
Media Networks	$1,862	$1,729	8%	$3,076	$2,922	5%
Parks and Resorts	383	222	73%	960	775	24%
Studio Entertainment	118	(84)	nm	352	329	7%
Consumer Products	200	148	35%	546	461	18%
Interactive	(54)	(70)	23%	(45)	(98)	54%
	$2,509	$1,945	29%	$4,889	$4,389	11%

Media Networks
Media Networks revenues for the quarter increased 6% to $5.0 billion and segment operating income increased 8% to $1.9 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	March 30, 2013	March 31, 2012	Change	March 30, 2013	March 31, 2012	Change
Revenues:
Cable Networks	$3,458	$3,167	9%	$6,996	$6,476	8%
Broadcasting	1,499	1,525	(2)%	3,062	2,995	2%
	$4,957	$4,692	6%	$10,058	$9,471	6%
Segment operating income:
Cable Networks	$1,724	$1,500	15%	$2,676	$2,467	8%
Broadcasting	138	229	(40)%	400	455	(12)%
	$1,862	$1,729	8%	$3,076	$2,922	5%

Cable Networks
Operating income at Cable Networks increased $224 million to $1.7 billion for the quarter due to growth at ESPN. Higher operating income at ESPN was due to increased affiliate revenues and, to a lesser extent, higher advertising revenues, partially offset by increased programming and production costs. Increased affiliate revenues at ESPN were primarily due to contractual rate increases, a reduction in revenue deferrals as a result of changes in provisions related to annual programming commitments in certain affiliate contracts and international subscriber growth. During the quarter, ESPN deferred $120 million of revenue compared to $190 million in the prior-year quarter. Growth in ESPN advertising revenues was primarily due to an increase in units sold and higher rates, partially offset by lower ratings in certain of our programming. The increase in programming costs was driven by contractual rate increases for college sports.

Broadcasting
Operating income at Broadcasting decreased $91 million to $138 million for the quarter due to higher primetime programming costs and a decrease in advertising revenue at the ABC Television Network, partially offset by an increase in advertising revenue at the owned television stations. Higher primetime programming costs were driven by increased production cost write-offs and higher cost acquired programming. The decrease in network advertising revenue was primarily due to lower ratings, partially offset by higher rates and increased online advertising.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 14% to $3.3 billion and segment operating income increased 73% to $383 million. Results for the quarter were driven by increases at our domestic operations and, to a lesser extent, at our international operations. Results at both our domestic and international parks and resorts reflected a favorable impact due to a shift in the timing of the New Year's and Easter holidays relative to our fiscal periods.
Higher operating income at our domestic operations was primarily due to increased guest spending and attendance at both Walt Disney World Resort and Disneyland Resort, the addition of the Disney Fantasy cruise ship, which launched in March 2012, and higher occupied room nights at the Walt Disney World Resort. These increases were partially offset by increased costs. Increased guest spending was due to higher average ticket prices, food, beverage and merchandise spending and daily hotel room rates. Higher costs were driven by new guest offerings, including investments in systems infrastructure at Walt Disney World Resort and resort expansion at Disneyland Resort, as well as labor and other cost inflation.
Higher operating income from our international operations reflected higher guest spending at Disneyland Paris and increased attendance at Hong Kong Disneyland Resort, partially offset by the absence of business interruption insurance proceeds related to Tokyo Disney Resort, which were collected in the prior-year quarter.

Studio Entertainment
Studio Entertainment revenues increased 13% to $1.3 billion and segment operating income increased $202 million to $118 million.
Higher operating income for the quarter was driven by lower film impairments, due to the write-down on John Carter in the prior year, and an increase in worldwide theatrical distribution.
Worldwide theatrical distribution results reflected the strong performance of Oz The Great And Powerful and Wreck-it Ralph in the current quarter compared to John Carter in the prior-year quarter.

Consumer Products
Consumer Products revenues increased 12% to $763 million and segment operating income increased 35% to $200 million. Higher operating income was primarily due to increases at Merchandise Licensing and at our retail business.
The increase at Merchandise Licensing was driven by the performance of Disney Channel, Mickey and Minnie, and Marvel properties, partially offset by lower revenue from sales of Cars merchandise. Merchandise Licensing growth also benefited from a licensee audit settlement.
At our retail business, higher operating income was driven by higher comparable store sales in North America and Japan and higher online sales in North America.

Interactive
Interactive revenues for the quarter increased 8% to $194 million and segment operating results improved by $16 million to a loss of $54 million.  Higher operating results were due to growth at our Japan mobile business from a licensing agreement that started in February 2012 and lower acquisition accounting expense at our social games business.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $9 million to $129 million for the quarter. The increase was driven by the timing of allocations to the operating segments and higher charitable contributions.

Net Interest Expense
Net interest expense was as follows (in millions):

	Quarter Ended
	March 30, 2013	March 31, 2012	Change
Interest expense	$(83)	$(126)	34%
Interest and investment income	29	31	(6)%
Net interest expense	$(54)	$(95)	43%
The decrease in net interest expense for the quarter was primarily due to lower effective interest rates.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	March 30, 2013	March 31, 2012	Change
Effective Income Tax Rate	28.8%	34.6%	5.8	ppt
The decrease in the effective income tax rate for the quarter was primarily due to favorable tax adjustments related to pre-tax earnings in prior years. These favorable tax adjustments reduced the effective income tax rate by 4.5 percentage points.

Noncontrolling Interests
Net income attributable to noncontrolling interests increased $25 million to $108 million for the quarter due to improved operating results at ESPN. Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	March 30, 2013	March 31, 2012	Change
Cash provided by operations	$3,304	$3,546	$(242)
Investments in parks, resorts and other property	(1,119)	(2,111)	992
Free cash flow (1)	$2,185	$1,435	$750

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
Cash provided by operations for the first six months of fiscal 2013 decreased 7% or $242 million to $3.3 billion as compared to the first six months of fiscal 2012. The decrease was primarily due to the timing of receivable collections at Media Networks and the timing of disbursements.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	March 30, 2013	March 31, 2012
Media Networks
Cable Networks	$67	$55
Broadcasting	24	24
Total Media Networks	91	79
Parks and Resorts
Domestic	481	1,445
International	359	310
Total Parks and Resorts	840	1,755
Studio Entertainment	27	33
Consumer Products	14	26
Interactive	6	10
Corporate	141	208
Total investments in parks, resorts and other property	$1,119	$2,111
Capital expenditures decreased from $2.1 billion to $1.1 billion driven by a decrease at Parks and Resorts due to the final progress payment in the prior-year period for the Disney Fantasy cruise ship. The decrease in Parks and Resorts spending also reflected significant spending in the prior-year period for the expansion of Disney California Adventure and for the construction of Disney's Art of Animation Resort. These decreases were partially offset by higher spending in the current year for Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Six Months Ended
	March 30, 2013	March 31, 2012
Media Networks
Cable Networks	$68	$71
Broadcasting	49	48
Total Media Networks	117	119
Parks and Resorts
Domestic	521	457
International	161	157
Total Parks and Resorts	682	614
Studio Entertainment	24	26
Consumer Products	28	27
Interactive	10	8
Corporate	108	91
Total depreciation expense	$969	$885

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.
The following table reconciles reported EPS to EPS excluding certain items:

	Quarter Ended			Six Months Ended
	March 30, 2013	March 31, 2012	Change	March 30, 2013	March 31, 2012	Change
Diluted EPS as reported	$0.83	$0.63	32%	$1.60	$1.43	12%
Exclude:
Favorable tax adjustments related to pre-tax earnings in prior years	(0.06)	—	nm	(0.06)	—	nm
Tax benefit from prior-year foreign earnings indefinitely reinvested outside the United States	—	—	nm	(0.04)	—	nm
Other income/(expense), net (1)	—	(0.06)	nm	0.04	(0.06)	nm
Hulu Equity Redemption charge (2)	—	—	nm	0.02	—	nm
Restructuring and impairment charges (3)	0.02	0.01	100%	0.02	0.02	—%
Diluted EPS excluding certain items (4)	$0.79	$0.58	36%	$1.58	$1.38	14%

(1) The prior-year quarter and six-month period consists of the UTV Gain ($184 million). The current six-month period includes the Celador litigation charge ($321 million), partially offset by the gain on the sale of our interest in ESPN STAR Sports ($219 million).

(2)	Our share of expense associated with an equity redemption at Hulu LLC ($55 million).

(3)
Charges for the current quarter and six-month period totaled $61 million, primarily for severance costs. Charges for the prior-year quarter and six-month period totaled $38 million and $44 million, respectively, primarily for severance costs.

(4)	May not equal the sum of the rows due to rounding.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Six Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Segment operating income	$2,509	$1,945	$4,889	$4,389
Corporate and unallocated shared expenses	(129)	(120)	(252)	(227)
Restructuring and impairment charges	(61)	(38)	(61)	(44)
Other income/(expense), net	10	184	(92)	184
Net interest expense	(54)	(95)	(126)	(185)
Hulu Equity Redemption charge	—	—	(55)	—
Income before income taxes	2,275	1,876	4,303	4,117
Income taxes	(654)	(650)	(1,244)	(1,370)
Net income	$1,621	$1,226	$3,059	$2,747
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 7, 2013, at 5:00 PM EDT/2:00 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 21, 2013 at 7:00 PM EDT/4:00 PM PDT.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 29, 2012 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Revenues	$10,554	$9,629	$21,895	$20,408
Costs and expenses	(8,359)	(7,942)	(17,608)	(16,529)
Restructuring and impairment charges	(61)	(38)	(61)	(44)
Other income/(expense), net	10	184	(92)	184
Net interest expense	(54)	(95)	(126)	(185)
Equity in the income of investees	185	138	295	283
Income before income taxes	2,275	1,876	4,303	4,117
Income taxes	(654)	(650)	(1,244)	(1,370)
Net income	1,621	1,226	3,059	2,747
Less: Net income attributable to noncontrolling interests	(108)	(83)	(164)	(140)
Net income attributable to The Walt Disney Company (Disney)	$1,513	$1,143	$2,895	$2,607

Earnings per share attributable to Disney:
Diluted	$0.83	$0.63	$1.60	$1.43
Basic	$0.84	$0.64	$1.62	$1.45

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,825	1,818	1,813	1,821
Basic	1,804	1,793	1,791	1,795

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	March 30, 2013	September 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$3,952	$3,387
Receivables	7,154	6,540
Inventories	1,403	1,537
Television costs and advances	905	676
Deferred income taxes	758	765
Other current assets	831	804
Total current assets	15,003	13,709
Film and television costs	4,895	4,541
Investments	2,566	2,723
Parks, resorts and other property, at cost
Attractions, buildings and equipment	39,520	38,582
Accumulated depreciation	(21,481)	(20,687)
	18,039	17,895
Projects in progress	2,445	2,453
Land	1,166	1,164
	21,650	21,512
Intangible assets, net	7,493	5,015
Goodwill	27,428	25,110
Other assets	2,323	2,288
Total assets	$81,358	$74,898

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,325	$6,393
Current portion of borrowings	3,556	3,614
Unearned royalties and other advances	3,572	2,806
Total current liabilities	13,453	12,813

Borrowings	13,381	10,697
Deferred income taxes	3,090	2,251
Other long-term liabilities	7,290	7,179
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	32,929	31,731
Retained earnings	44,517	42,965
Accumulated other comprehensive loss	(2,968)	(3,266)
	74,478	71,430
Treasury stock, at cost, 1.0 billion shares	(32,389)	(31,671)
Total Disney Shareholders' equity	42,089	39,759
Noncontrolling interests	2,055	2,199
Total equity	44,144	41,958
Total liabilities and equity	$81,358	$74,898

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Six Months Ended
	March 30, 2013	March 31, 2012
OPERATING ACTIVITIES
Net income	$3,059	$2,747
Depreciation and amortization	1,064	973
Gains on dispositions and acquisition	(229)	(184)
Deferred income taxes	(247)	236
Equity in the income of investees	(295)	(283)
Cash distributions received from equity investees	367	315
Net change in film and television costs and advances	(571)	(496)
Equity-based compensation	208	208
Other	103	16
Changes in operating assets and liabilities:
Receivables	(76)	188
Inventories	137	70
Other assets	(1)	67
Accounts payable and other accrued liabilities	17	60
Income taxes	(232)	(371)
Cash provided by operations	3,304	3,546

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,119)	(2,111)
Proceeds from dispositions	345	15
Acquisitions	(2,310)	(726)
Other	94	41
Cash used in investing activities	(2,990)	(2,781)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	(245)	290
Borrowings	3,878	3,159
Reduction of borrowings	(788)	(1,545)
Dividends	(1,324)	(1,076)
Repurchases of common stock	(1,894)	(1,669)
Proceeds from exercise of stock options	354	524
Other	329	91
Cash provided by/(used in) financing activities	310	(226)

Impact of exchange rates on cash and cash equivalents	(59)	7

Increase in cash and cash equivalents	565	546
Cash and cash equivalents, beginning of period	3,387	3,185
Cash and cash equivalents, end of period	$3,952	$3,731

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601